Property Purchase Agreement

Basic information of the relevant Parties:

Seller:
Company Name: Shenzhen Jianhuilong Industry Co., Ltd.
Business License No.: 4403012118591,
Address: Room 1605, Leizhen Building, No. 40, Fuming Road, Futian District, Shenzhen,
Post Code: 518100
Legal Representative: Zhou Yan, Telephone: 13751093270
Identity Card/Passport No.: ______________________
Agent: ______________________, Telephone: ________________
Identity Card/Passport No.: ___________________
Address: ______________, Post Code: _____________________

Buyer:
Company Name: Shenzhen YuePengCheng Motor Co., Ltd.
Business License No.:  440306501123786
Address: 2nd Fuyuan Road, Fuyong Hi-Tech Zone, Bao’An District, Shenzhen
Post Code: 518103
Legal Representative: Li Jianrong, Telephone: 13802202980
Identity Card/Passport No.: 440306196210050107
Agent: ______________________, Telephone: ________________
Identity Card/Passport No.: ___________________
Address: ______________, Post Code: _____________________

Article 1                      Target of Transfer

The property which the Seller contemplates to transfer (the "Property") is located in 2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen.

The Property is covered by six Property Title Certificates (the "Certificates") which are listed respectively as follows:

Property Name	Certificate number	Location	Construction Area (m2)	Registered Purchase Price (RMB)	Registration Date
Plant No. 6, Guangyang Electric Motor Industrial Zone	Shenfangdizi No. 5000318969	2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen	6,628.56	18,559,968.00	June 26, 2008
Plant No. 7, Guangyang Electric Motor Industrial Zone	Shenfangdizi No. 5000318970	2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen	6,326.54	17,714,312.00	June 26, 2008
Plant No. 8, Guangyang Electric Motor Industrial Zone	Shenfangdizi No. 5000318971	2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen	6,340.00	17,752,000.00	June 26, 2008
Office Building, Guangyang Electric Motor Industrial Zone	Shenfangdizi No. 5000318972	2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen	10,612.60	34,809,328.00	June 26, 2008
Residential Building of Guangyang Electric Motor Industrial Zone	Shenfangdizi No. 5000318973	2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen	5,395.63	16,078,977.00	June 26, 2008
Power Supply Room	Shenfangdizi No. 5000318974	2nd Fuyuan Road, Fuyong Hi-Tech Zone, Baoan District, Shenzhen	227.36	636,608.00	June 26, 2008

The land use right in connection with the Property is valid during the period from May, 28, 2007 to May 27, 2057. The construction of the Property was completed in January 2008.

Article 2    Current Status of the Property Right

Shenzhen Jianhuilong Industry Co., Ltd. is registered as the sole owner of the Property under the Certificates. No mortgage or security is created over the Property.

Article 3    Leasehold of the Property

The current status of the leasehold of the Property is as follows:

The Property is subject to the following two lease contracts attached hereto as Appendix: (i) one lease contract bearing the contract registration number of Bao 0066050, providing for the monthly rent of RMB twenty five thousand five hundred (RMB25,500), with the lease term from March 1, 2010 to March 31, 2012; and (ii) the other lease contract bearing the contract registration number of Bao 1690060, providing for the monthly rent of RMB sixty nine thousand six hundred (RMB69,600.00), with the lease term from April 1, 2010 to March 31, 2012. The tenants under such two lease contracts being the Buyer hereunder, both Parties agree to dispose of the lease contracts in the following manner: upon transfer of the property right of the Property, the original lease contracts shall terminate automatically and the rent thereunder shall be due and payable for the period ending on the execution date of this Agreement and the Seller shall refund to the Buyer the lease deposit and the prepaid rent (if any) which the Buyer has already paid to the Seller pursuant to the lease contracts.

Article 4    Property Management

Currently, the property management right of the Property belongs to the Seller. Upon completion of government registration with respect to the transfer of the Property right from the Seller to the Buyer, such property management right shall be transferred to the Buyer accordingly.

Article 5    Purchase Price

The total purchase price of the Property shall be RMB one hundred seventy million nine hundred thirty four thousand seven hundred and fourteen (RMB170,934,714.00), net of taxes and fees (the "Purchase Price").

Article 6    Earnest Money

The earnest money for the transfer of the Property shall be RMB fifteen million (RMB15,000,000) (the "Earnest Money"). The Buyer agrees to pay the Earnest Money to the Seller at the execution date of this Agreement.

It is suggested that the Earnest Money be deposited under an escrow account to be opened with a bank as agreed upon by both Parties. The Earnest Money shall be deemed as receipt by the Seller when the Earnest Money hits such escrow account. The Earnest Money shall be deemed as a portion of the Purchase Price paid upon completion of the government registration of transfer of the Property right.

Article 7    Guarantee Money for the Transfer of the Property

In order to prevent any risk associated with the transaction hereunder and to ensure the timely transfer of the Property and settlement of all the payments by the Seller, both Parties agree to deduct RMB three million four hundred thousand (RMB3,400,000.00) from the Purchase Price as the guarantee money for the transfer of the Property (that gurantee money shall be no more than 2% of the Purchase Price) (the "Guarantee Money") by the Seller. The Guarantee Money shall be paid to the Seller upon actual transfer of the Property by the Seller and completion of the government registration of transfer of the Property right. The Guarantee Money shall be treated in the manner as provided in item (ii):

(i)           The Guarantee Money shall be controlled by an intermediary party;

(ii)
The Guarantee Money shall be paid by the Buyer in one installment after the government registration of transfer of the Property right is completed and new certificates for the Property are issued to the Buyer.

Article 8    Payment Method

Any amount paid by the Buyer (including the Earnest Money and the Purchase Price) shall be held on escrow through an escrow account opened with a bank as agreed upon by both Parties, unless specially otherwise provided. Save for the foregoing Earnest Money and the Guarantee Money, the Buyer shall pay the Purchase Price of RMB one hundred fifty two million five hundred thirty four thousand seven hundred and fourteen (RMB152,534,714.00) as provided in item (i) as follows:

(i)           Payment in one installment

  The Buyer shall deposit such amount before January 31, 2011 into an escrow account opened with a bank as agreed upon by both Parties;

(ii)           Payment though bank mortgage loan;

(a)
Save for the Earnest Money and the Guarantee Money, the Buyer shall pay the remaining amount of  RMB __________ (RMB____________) to the escrow account opened with a bank as agreed upon by both Parties no later than ____________;

(b)
The Buyer shall deliver any documents for application for the mortgage loan to the bank and cooperate with such bank to complete the bank approval procedure. The amount of the mortgage loan shall be the amount which the bank undertakes to extend;

(c)	In the event that the loan the bank undertakes to extend is not sufficient to pay the remaining part of the Purchase Price, both Parties agree to handle the situation as provided in item ____:

(x)	The Buyer shall make the full payment of the remaining part of the Purchase Price within 3 days as of the date of the letter of undertaking for the Loan issued by the bank;

(y)	The Agreement shall terminate and the Seller shall refund any amount paid by the Buyer within 3 days after the termination of this Agreement. or

(iii) Other payment method as agreed upon by both Parties: ___________________

 Article 9    Liability of the Buyer for Late Payment

If the Buyer makes any late payment (unless such late payment is owing to  the bank), the Seller is entitled to require the Buyer to assume the liability for breach as provided in item (i) as follows:

(i)	The Buyer shall pay liquidated damages at the rate of 0.04% of the amount of the overdue payment per day of delay and the performance of this Agreement will be continued;

(ii)	The Seller is entitled to terminate this Agreement and require the Buyer to pay liquidated damages amounting to ____% of the Purchase Price.

Article 10    Taxes and Fees

According to the relevant regulations,

(i)
the following taxes and fees (if any) shall be borne by the Seller: (i) business tax, (2) urban construction and maintenance tax, (3) educational surtax, (4) stamp tax, (5) individual income tax, (6) land appreciation tax, (7) property transaction service fee, (8) land use fee, (9) interests of early repaid short-term loan, and (10) penalty for early repayment; and

(ii)
the following taxes and fees (if any) shall be borne by the Buyer: (11) stamp tax, (12) deed tax; (13) property right registration fee; (14) property transaction service fee; (15) costs for stamped property certificates; (16) mortgage registration fee; (17) notarization fee for the loan (mortgage) contract; (18) notarization fee for a power of attorney.

(ii)
Other costs: (19) trade right investigation fee; (20) notarization fee for the property purchase agreement; (21) appraisal fee; (22) legal fee; (23) insurance premium; (24) other applicable fees (subject to actually incurred amount).

Upon consultation, both Parties agree that:

The taxes under item (1) through item (10) shall be borne by the Seller and the taxes under item (11) through item (24) shall be borne by the Buyer.

Any new taxes and fees due to any changes in any laws, regulations and rules of the PRC shall be paid in the manner as provided in item (i):

(i)	by the Party as required by law, regulations or rules;

(ii)	by ____ as agreed upon by both Parties; or

(iii)	by the Seller at the percentage of ___ % and by the Buyer at the percentage of ___ %.

In case of any change of the paying parties for the foregoing taxes which shall be borne by the Seller and/or the Buyer upon negotiation between both Parties, the legal responsibility shall remain unchanged.

In the event that any Party fails to pay any taxes as agreed or as provided by any laws, regulations, that render impossible the consummation of the transaction hereunder, the defaulting Party shall pay 5% of the Purchase Price to the non-defaulting Party as the liquidated damages.

Article 11    Transfer of the Property

The Seller shall complete the Property right transfer registration, transfer the Property to the Buyer and handle the following matters within 30 days upon execution of this Agreement:

(i)
inspect jointly with the Buyer the status of the Property and verify the list of the accessory facilities and equipment, decoration and fitting out works and other objects, record water meters, electricity meters and gas meters, and complete the hand-over procedures;

(ii)	deliver the keys of the Property to the Buyer; and

(iii)	hand over the property management right of the Property to the Buyer.

Article 12    Liability for Late Transfer of the Property by the Seller

If the property right registration and the transfer of the Property fail to be completed in a timely manner due to any reasons attributable by the Seller, the Seller shall pay liquidated damages at the daily rate of 0.04% as penalty to the Buyer while the performance of this Agreement by both Parties shall be continued.

Article 13    Settlement of the Outstanding Indebtedness

Upon completion of the transfer of the Property, the Seller shall have settled the payment of any accrued fees related to the water, electricity, gas, telephone, cable television, property management and garbage clearance as incurred by the Property, and the Seller shall provide the Buyer with the relevant receipts to confirm such payment. Failing to do so, the Buyer is entitled to deduct any outstanding payment from the Guarantee Money.

Article 14    Property Right Transfer Registration

Both Parties shall handle jointly the transfer registration procedure with the department in charge of the property right registration within 30 days upon execution of this Agreement.

Both Parties shall make payment of the relevant taxes and fees within 5 days upon expiry of the notice period as indicated in the acknowledgement receipt.

The Buyer shall be entitled to collect the newly issued certificates of the Property.

Article 15    Other Liabilities for Breach

In the event that any Party fails to perform its obligations under this Agreement that render impossible the achievement of the purpose of this Agreement, the non-defaulting Party is entitled to choose either the Earnest Money or 5% of the Purchase Price payable by the defaulting Party as the liquidated damages.

Article 16    Force Majeure

If any Party is unable to perform any of its obligations under this Agreement due to any force majeure event, such Party shall be exempted from performing its obligation wholly or partially to the extent of the impact resulted from such force majeure event, unless otherwise stipulated by law. The Party who is unable to perform its obligations  due to a force majeure event shall notify the other Party promptly and shall deliver the relevant supporting documents to the other Party after the end of the force majeure event.

Article 17    Resolution of Conflict between this Agreement and other Documents

In the event that this Agreement is in conflict with any national laws and regulations, such laws and regulations shall prevail. This Agreement and any supplemental agreements executed after the execution date of this Agreement shall have the same legal effect.

Article 18    Appendixes

Two appendices are attached to this Agreement forming an integral part of this Agreement and shall have the same legal effect as this Agreement.

Article 19    Governing Law and Dispute Resolution

Both Parties agree to settle any dispute in connection with this Agreement through consultation. In the event that a settlement cannot be reached, such dispute shall be resolved in accordance with the laws of the People's Republic of China as provided in item (i) below:

(i) through arbitration processed by Shenzhen Arbitration Commission;

(ii) through arbitration processed by China International Economic and Trade Arbitration Commission, South China Sub-Commission; and

(iii) through legal proceeding initiated at the People's Court.

Article 20    Counterpart and Holding

This Agreement shall be executed in three (3) counterparts: one (1) copy for the Seller , one (1) copy for the Buyer and the third copy for the delivery to the relevant authority.  All the copies shall have the same legal effect.

Article 21    Effectiveness

This Agreement shall take effect upon the signings and affixing company chops by both Parties.

Seller: Signature: /s/ Zhou Yan [Company Seal] Seller Agent: (signature & company chop)	Buyer: Signature: /s/ Li Jianrong [Company Seal] Buyer Agent: (signature & company chop)
December 31, 2010	December 31, 2010

Appendices:

1.	Lease Contract (registration number: bao 0066050)
2.	Lease Contract (registration number: bao 1690060)